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                                                                    EXHIBIT 12.1


                                AMERICREDIT CORP.
                       STATEMENT RE COMPUTATION OF RATIOS
                             (dollars in thousands)

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
                                                                    Years Ended June 30,
                                                      -----------------------------------------------
                                                      1998                   1997                1996
                                                      ----                   ----                ----
COMPUTATION OF EARNINGS:

Income before
  income taxes                                       $ 80,162                $ 48,534            $ 32,913

Interest expense (none
  capitalized)                                         27,135                  16,312              13,129
                                                     --------                --------            --------

                                                     $107,297                $ 64,846            $ 46,042
                                                     ========                ========            ========
COMPUTATION OF FIXED CHARGES:

Interest expense                                     $ 27,135                $ 16,312            $ 13,129
                                                     ========                ========            ========

                                                     $ 27,135                $ 16,312            $ 13,129
                                                     ========                ========            ========
RATIO OF EARNINGS TO
  FIXED CHARGES                                           4.0x                    4.0x                3.5x
                                                     ========                ========            ========
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